Exhibit 2

Notice of Annual General Meeting

WPP

Notice of Annual General Meeting

This Notice is the formal notification to share owners of the Annual General Meeting, its date, time and place and the resolutions to be considered (numbered 1 to 22 in the Notice).

It is an important document. If, having read it, you are in any doubt as to the action you should take, you should consult an appropriate professional advisor. Separate notes on the Form of Proxy (also enclosed with this document) explain the arrangements for share owners to exercise their voting rights.

If you have sold or transferred all of your WPP plc ordinary shares, please pass these documents to the person through whom the sale or transfer was effected for onward transmission to the purchaser or transferee.

Notice is hereby given that the Annual General Meeting of the share owners of WPP plc (the ‘Company’) will be held at 12 noon on Wednesday 13 June 2012 at The Convention Centre Dublin, Spencer Dock, North Wall Quay, Dublin 1, Ireland, to consider and, if thought fit, to pass the following resolutions, of which Resolutions 1 to 20 will be proposed as Ordinary Resolutions and Resolutions 21 and 22 as Special Resolutions. Voting on all resolutions will be by way of a poll.

1 To receive and, if approved, to adopt the Company’s accounts for the financial year ended 31 December 2011 together with the directors’ report, the directors’ remuneration report and the auditors’ report on those accounts and the auditable part of the remuneration report.

2 That the WPP directors’ remuneration report set out in the report of the Compensation Committee contained in the 2011 Report & Accounts be approved.

3 That the sustainability report contained in the 2011 Report & Accounts be approved.

4 To re-elect Colin Day as a director.

5 To re-elect Esther Dyson as a director.

6 To re-elect Orit Gadiesh as a director.

7 To re-elect Philip Lader as a director.

8 To re-elect Ruigang Li as a director.

9 To re-elect Stanley (Bud) Morten as a director.

10 To re-elect Koichiro Naganuma as a director.

11 To re-elect John Quelch as a director.

12 To re-elect Mark Read as a director.

13 To re-elect Paul Richardson as a director.

14 To re-elect Jeffrey Rosen as a director.

15 To re-elect Timothy Shriver as a director.

16 To re-elect Sir Martin Sorrell as a director.

17 To re-elect Paul Spencer as a director.

18 To re-elect Solomon Trujillo as a director.

19 To re-appoint Deloitte LLP as auditors of the Company to hold office from the conclusion of the Annual General Meeting to the conclusion of the next Annual General Meeting of the Company and to authorise the directors to determine their remuneration.

20 In accordance with Article 6 of the Company’s Articles of Association, to authorise the Board of Directors to allot relevant securities (as defined in the Company’s Articles of Association) up to a maximum nominal amount of £42,830,646 for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on 1 June 2017, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Board of Directors may allot relevant securities pursuant to such offer or agreement as if the authority conferred on them hereby had not expired.

21 To authorise the Company generally and unconditionally:

(a) pursuant to Article 57 of the Companies (Jersey) Law 1991 to make market purchases of ordinary shares in the Company on such terms and in such manner as the directors of the Company may from time to time determine, provided that:

(i) the maximum number of ordinary shares hereby authorised to be purchased is 126,006,600;

(ii) the minimum price which may be paid for an ordinary share is 10 pence (exclusive of expenses (if any) payable by the Company);

(iii) the maximum price which may be paid for an ordinary share is not more than the higher of an amount equal to 105% of the average of the middle market quotations for an ordinary share as derived from the London Stock Exchange Daily Official List for the five

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business days immediately preceding the day on which the ordinary share is contracted to be purchased and the amount stipulated by Article 5 (1) of the Buyback and Stabilisation Regulation 2003 (exclusive of expenses (if any) payable by the Company); and

(iv) this authority, unless previously revoked or varied, shall expire on the earlier of the conclusion of the Annual General Meeting of the Company to be held in 2013 and 1 September 2013, save that a contract of purchase may be concluded by the Company before such expiry which will or may be executed wholly or partly after such expiry, and the purchase of shares may be made in pursuance of any such contract; and

(b) pursuant to Article 58A of the Companies (Jersey) Law 1991, and if approved by the directors, to hold as treasury shares any ordinary shares purchased pursuant to the authority conferred by resolution 21 (a) above.

22 In accordance with Article 8 of the Company’s Articles of Association, to authorise the Board of Directors to allot equity securities (as defined in the Company’s Articles of Association) wholly for cash (including in connection with a rights issue (as defined in the Company’s Articles of Association)) as if Article 7 of the Company’s Articles of Association did not apply, provided that (a) for the purposes of paragraph (1)(b) of Article 8 only, the aggregate nominal amount to which this authority is limited is £6,331,334, and (b) this authority shall expire (unless previously renewed, varied or revoked by the Company in general meeting) on 1 June 2017 save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Board of Directors may allot equity securities pursuant to such offer or agreement as if the authority conferred on them hereby had not expired.

By Order of the Board

Marie Capes, Secretary

WPP plc

20 April 2012

Registered Office

22 Grenville Street

St Helier

Jersey JE4 8PX

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Important notes

1 Only share owners whose names appear on the register of members of the Company at 6pm on 11 June 2012 shall be entitled to attend the Annual General Meeting (the ‘Meeting’) either in person or by proxy and the number of ordinary shares then registered in their respective names shall determine the number of votes such persons are entitled to cast at the Meeting.

2 A share owner entitled to attend and vote at the Meeting may appoint one or more proxies to attend, speak and vote instead of him or her. A share owner may appoint more than one proxy in relation to the Meeting provided that each proxy is appointed to exercise rights attached to a different share or shares held by him or her. A proxy need not be a share owner of the Company.

3 To be valid, the Form of Proxy for use at the Meeting and power of attorney or other authority, if any, under which it is signed or a notarially certified or office copy of such power of authority, must be deposited at the offices of Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, not less than 48 hours before the time appointed for holding the Meeting. Completion and return of the Form of Proxy will not prevent you from attending and voting at the Meeting instead of your proxy, if you wish.

4 As an alternative to completing and returning the printed Form of Proxy, you may submit your proxy over the internet by accessing the Company’s website wpp.com/investor. For security purposes, share owners will need to provide their share owner reference number (SRN), control number and personal identification number (PIN) to validate the submission of their proxy online. Share owners’ individual SRN and PIN are shown on the printed Form of Proxy sent to them. For further information, see the instructions printed on the Form of Proxy.

5 A person to whom this Notice is sent who is a person nominated to enjoy information rights (a ‘Nominated Person’) may, under an agreement between him/her and the share owner by whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the Annual General Meeting.

If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the share owner as to the exercise of voting rights. The statements of the rights of share owners in relation to the appointment of proxies in paragraphs 2, 3, and 4 above and 6 below do not apply to a Nominated Person. The rights described in these paragraphs can only be exercised by registered members of the Company.

6 CREST members who wish to appoint a proxy or proxies by utilising the CREST electronic proxy appointment service may do so for the Meeting and any adjournment(s) thereof by utilising the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment made by means of CREST to be valid, the appropriate CREST message (a ‘CREST Proxy Instruction’) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, whether it constitutes the appointment of the proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agents, Computershare Investor Services PLC (ID3RA50), by no later than 48 hours before the time appointed for the Meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST application’s host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any amendment to the instruction given to a proxy appointed through CREST should be communicated to the proxy through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timing and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed (a) voting service provider(s) to procure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timing.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Article 34 of the Companies (Uncertificated Securities) (Jersey) Order 1999.

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7 As at 17 April 2012 (being the last practicable business day prior to publication of this Notice) the Company’s issued share capital consists of 1,266,266,849 ordinary shares carrying one vote each of which 6,200,846 shares are held in treasury. Therefore, the total voting rights in the Company as at 17 April 2012 are 1,260,066,003.

8 Under the Companies (Jersey) Law 1991, a body corporate may only appoint one corporate representative. A share owner which is a body corporate that wishes to allocate its votes to more than one person should use the proxy arrangements.

9 Copies of the following documents are available for inspection during normal business hours at the Registered Office of the Company on any weekday (Saturdays, Sundays and public holidays excepted) from the date of the Notice and at the place of the Meeting from 11:30am until the close of the Meeting:

(a) directors’ service contracts and terms of appointment for the chairman and for the non-executive directors;

(b) terms of reference of the Audit, Compensation and Nomination and Governance Committees; and

(c) the Memorandum and Articles of Association of the Company.

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Explanatory notes to the Notice of Annual General Meeting

Voting on all resolutions at the Meeting will be by way of a poll rather than a show of hands. This reflects best practice and means that all the votes cast, and not just those of the share owners present, are taken into account. If you are unable to attend the Annual General Meeting, the directors urge you to appoint a proxy or proxies to attend the Meeting and vote on your behalf, or nominate the chairman of the Meeting to vote on your behalf.

The poll results will be notified to the UK Listing Authority and published on the Company’s website as soon as possible after the conclusion of the Meeting.

Resolutions 1 to 20 will be proposed as ordinary resolutions that will be passed if more than 50% of the votes are cast in favour of the resolution. Resolutions 21 and 22 will each be proposed as special resolutions that will be passed if not less than two-thirds of the votes cast are in favour of the particular resolution.

Item 1: Report & Accounts

The directors must present to share owners at the Annual General Meeting the report of the directors and the accounts of the Company for the year ended 31 December 2011. The report of the directors, the accounts, the report of the Compensation Committee and the report of the Company’s auditors on the accounts, are contained within the 2011 Annual Report & Accounts.

Item 2: Directors’ remuneration report

Resolution 2 proposes the approval of the directors’ remuneration report by share owners.

The report, which is made on behalf of the full Board, explains the different elements which comprise executive remuneration, including how base salaries and annual and long-term incentive remuneration are determined for executive directors of the parent company and for senior executives of the parent company and Group operating companies. In addition, the Company’s executive stock ownership policy, the utilisation of the stock incentive plans and the provision of other benefits are explained.

Item 3: Sustainability report

Resolution 3 proposes the approval of the sustainability report contained within the 2011 Annual Report & Accounts by share owners.

The report explains the Group’s sustainability activity and business strategy.

Items 4 to 18: Re-election of directors

Appendix I to this Notice gives details of the re-election of directors and reasons therefore. Each re-election shall be considered as a separate resolution at the Meeting.

Item 19: Re-appointment of auditors

The auditors of the Company must be appointed at each Annual General Meeting. Resolution 19 proposes the re-appointment of Deloitte LLP, to hold office until the conclusion of the next Annual General Meeting to be held in 2013. The resolution also gives authority to the directors to determine the auditors’ remuneration.

Item 20: Authority to allot shares

Resolution 20 proposes to seek renewal of the authority to the directors to allot ordinary shares for a period of five years from the date of the resolution. The £42,830,646 nominal amount of relevant securities to which this authority will relate represents approximately 33.3% of the nominal amount of the issued ordinary share capital of the Company as at 17 April 2012 (excluding treasury shares) together with ordinary shares outstanding under the Group share option schemes. This amount complies with guidelines issued by investor bodies. As at 17 April 2012, the Company holds 6,200,846 treasury shares which represent approximately 0.49% of the total ordinary share capital in issue as at 17 April 2012. Except pursuant to the employee share schemes, the scrip dividend, the conversion of the 5.75% convertible bonds due May 2014 and the satisfaction of deferred consideration under certain acquisition agreements to which the Company is a party, the directors have no present intention of allotting ordinary shares. The authority will expire on 1 June 2017 but in accordance with previous practice the directors intend to seek renewal of this authority at subsequent Annual General Meetings.

Item 21: Authority to purchase own shares

In certain circumstances, it may be advantageous for the Company to purchase its own ordinary shares and Resolution 21 seeks authority from share owners to authorise the directors to make such purchases in the market.

The directors consider it desirable for this general authority to be available to provide additional flexibility in the management of the Company’s capital resources. The directors only implement the authority when, in the light of market conditions prevailing at the time, they believe that the effect of any such purchases will enhance earnings per share in the medium to long term and will be in the best interests of the Company generally. Any shares purchased under this authority would ordinarily be cancelled and the number of shares in issue will be reduced accordingly, though the

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Company has the option to hold them as treasury shares. The purchase price will be paid out of distributable profits.

The total number of options to subscribe for ordinary shares that are outstanding as at 17 April 2012 is 26,139,602. The proportion of issued share capital that they represented at that time was 2.07% (excluding treasury shares) and the proportion of issued share capital that they will represent if the full authority to buy back shares (existing and being sought) is used and if the shares bought back are cancelled, will be 2.6% (excluding treasury shares).

Resolution 21 specifies the maximum number of shares which may be purchased (representing approximately 10% of the Company’s issued ordinary share capital as at 17 April 2012, excluding treasury shares) and the minimum and maximum prices at which they may be bought, reflecting the requirements of the UK Listing Authority. The directors intend to seek renewal of this power at subsequent Annual General Meetings.

Item 22: Disapplication of pre-emption rights

At the last Annual General Meeting, the directors were empowered to make limited allotments of ordinary shares for cash other than according to the pre-emption rights, which require a company to offer all allotments of ordinary shares for cash proportionately to existing share owners first.

Resolution 22 proposes to seek renewal of this power of the directors and would continue to provide the directors with the power to allot shares for cash when they consider it is in the best interests of the Company to do so and so that:

(a) the Company can follow normal practices in the event of a rights issue; and

(b) ordinary shares may be issued wholly for cash other than proportionately to existing ordinary share owners up to a maximum nominal amount of £6,331,334 (which includes the sale on a non-pre-emptive basis of any shares the Company holds in treasury for cash) representing approximately 5% of the Company’s issued ordinary share capital (including treasury shares) as at 17 April 2012.

There are presently no plans to allot ordinary shares wholly for cash other than pursuant to the employee share schemes, the conversion of the 5.75% convertible bonds due May 2014 and the satisfaction of deferred consideration under certain acquisition agreements. Shares allotted under an employee share scheme are not subject to the pre-emption rights.

The authority sought by Resolution 22 will last until 1 June 2017 but, in accordance with previous practice, the directors intend to seek renewal of this authority at subsequent Annual General Meetings.

Appendix I

Re-election of directors

All of the directors of the Company with the exception of Lubna Olayan are standing for re-election this year in compliance with the UK Corporate Governance Code. Esther Dyson, Stanley (Bud) Morten, John Quelch and Philip Lader have been directors of the Company for more than nine years (including the period as directors of the former parent companies prior to the implementation of the Schemes of Arrangement in October 2005 and November 2008).

The letter from Philip Lader in his capacity as chairman of the Board and of the Nomination and Governance Committee contained in the 2011 Annual Report & Accounts under the heading ‘How we behave’ sets out the process which has been followed relating to the assessment of the performance during 2011 of all of the then current members of the Board including himself as chairman of the Company. The chairman confirms that, following these detailed assessments, each of the directors standing for re-election continues to be effective and to demonstrate the commitment of time and energy to committee meetings and other duties for the Company.

Each of the directors therefore unanimously recommends (other than in respect of their own appointment) share owners to vote in favour of Resolutions 4 to 18 inclusive.

A review of the biographical details of each of the directors seeking election appears in the Who runs WPP section of the 2011 Annual Report & Accounts and indicates the breadth of knowledge and experience which each of them brings to the Company.

Key dates

13 June 2012 Annual General Meeting

9 July 2012 Payment of the second interim dividend for 2011

August 2012 Half-year interim statement

October 2012 Third-quarter trading statement

November 2012 Payment of the first interim dividend for 2012

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